Exhibit 99.1

Primus Telecommunications Group, Inc. Reports Fourth Quarter and 2010 Results

•	Q4 Net Revenue of $189.1 MM; 2010 Net Revenue of $764.9 MM

•	Q4 Adjusted EBITDA of $20.1 MM Includes $2.4 MM in Regulatory, Deal, Severance Costs

•	2010 Adjusted EBITDA of $79.8 MM Includes $8.8 MM in Regulatory, Deal, Severance Costs

•	$41.5 MM Cash at Year-End; Cash of $16.4 MM Acquired from Arbinet in February 2011

MCLEAN, VA – (MARKET WIRE) – March 17, 2010 – Primus Telecommunications Group, Incorporated (PTGi) (OTCBB: PMUG), a global facilities-based integrated provider of advanced telecommunications products and services, announced results for the fourth quarter and full year ended December 31, 2010.

Consolidated Results

Net revenue for the fourth quarter 2010 was $189.1 million, a decrease of 6.6% from fourth quarter 2009 net revenue of $202.6 million. Adjusted EBITDA was $20.1 million, a decrease of 11.1% from fourth quarter 2009 Adjusted EBITDA of $22.6 million. The impact of foreign exchange was a positive $7.3 million to revenue from fourth quarter 2009 and a positive $1.2 million to Adjusted EBITDA. Free cash flow decreased in the quarter to negative $10.1 million from fourth quarter 2009 free cash flow of $2.7 million.

Peter D. Aquino, Chairman, President and Chief Executive Officer, stated, “The PTGi team is making significant progress toward our key financial and operating objectives. The initiatives in place are starting to take hold, generating Q4 Adjusted EBITDA of $22.5 million excluding regulatory, deal and severance costs. We ended 2010 with $10.2 million of positive free cash flow and will continue to focus on margin expansion and redirecting our capital program toward growth initiatives. On February 28, we closed the acquisition of Arbinet, adding significant scale to our International Carrier Services group. Also in February, we launched an exchange offer for our outstanding 13.00% and 14.25% notes that extends until March 23. Our current pro forma cash balance, including cash acquired in the Arbinet transaction, is approximately $57.9 million, and we announced this week that we plan to use a portion of our excess cash to redeem $24.0 million of the 14.25% notes. During 2011, we will continue to focus on improving operations and leveraging our asset portfolio to strengthen our positioning in our markets and increase the return we generate for shareholders.”

Net Revenue by Major Operating Segment

Australia – Net revenue of $70.9 million increased 2.7% from $69.0 million in fourth quarter 2009. The impact of foreign currency exchange was a positive $5.6 million. On a constant currency basis, net revenue decreased 5.4% as declines in residential local and dial-up revenues were partially offset by growth in data center, broadband and local on-net revenues.

Canada – Net revenue of $58.8 million remained flat from $58.7 million in the fourth quarter 2009. The impact of foreign currency was a positive $2.4 million. On a constant currency basis, net revenue decreased 4.0% as declines in residential long distance and prepaid cards were slightly offset by solid increases in residential local and broadband revenues.

Wholesale – Net revenue of $41.1 million decreased 25.2% from $54.9 million in fourth quarter 2009. The impact of foreign currency was a negative $0.9 million. On a constant currency basis, net revenue decreased 23.6% as the Company targeted higher margin traffic.

United States – Net revenue of $11.9 million decreased 23.5% from $15.6 million in fourth quarter 2009 due to decreases in retail voices services, consumer VoIP and Internet services.

Other businesses –

Brazil – Net revenue of $6.3 million increased 46.1% from $4.3 million in fourth quarter 2009. The impact of foreign currency was a positive $0.2 million. On a constant currency basis, net revenue increased 42.3% due primarily to growth in data center/hosting services and wholesale voice revenue. As part of its asset portfolio review, Primus continues to explore strategic alternatives for Brazil.

Further Fourth Quarter Detail

Net revenue less cost of revenue was $67.3 million, or 35.6% of net revenue, compared to $69.9 million, or 34.5% of net revenue, in fourth quarter 2009. Excluding the provision for a regulatory decision that impacted cost of revenue, the margin percentage would have been 36.3%.

Selling, general and administrative (SG&A) expense was $48.7 million, or 25.7% of net revenue, compared to $48.1 million, or 23.7% of net revenue in fourth quarter 2009. In the quarter, there were approximately $0.8 million in professional fees associated with the acquisition of Arbinet.

Income from operations was $2.7 million compared to $3.5 million in fourth quarter 2009. Depreciation and amortization expense was $15.6 million as compared to $18.3 million in fourth quarter 2009. The variance is due to reduced depreciation and amortization expenses on fixed assets and customer lists that were re-valued as part of fresh start accounting upon emergence from bankruptcy. It is expected that depreciation and amortization expense related to the pre-bankruptcy assets will continue to run off at an accelerated pace over the next two years.

Adjusted EBITDA was $20.1 million, or 10.6% of net revenue, compared to $22.6 million, or 11.2% of net revenue, in fourth quarter 2009. Excluding $2.4 million in regulatory, deal and severance costs incurred in the quarter, adjusted EBITDA was $22.5 million.

Net loss was $10.1 million, or $(1.04) per basic and diluted common share, compared to net income of $4.6 million, or $0.47 per basic common share and $0.46 per diluted common share in fourth quarter 2009. The fourth quarter 2010 net loss includes $4.1 million, net of tax, or $(0.42) per share, in loss from discontinued operations in Europe.

The number of shares outstanding used to calculate basic and diluted earnings per common share in the fourth quarter of 2010 was 9.8 million compared to 9.6 million for basic earnings per common share and 9.8 million for diluted earnings per common share in fourth quarter 2009.

As a result of a material weakness discovered during our 2010 audit process relating to internal controls over accounting for income taxes, our principal executive officer and our principal financial officer have concluded that, as of December 31, 2010, our disclosure controls and procedures were not effective. This material weakness was first identified as of December 31, 2006 and remained applicable as of December 31, 2008. During 2009, we remediated this material weakness. However, during 2010 there were several complicated financial transactions that were not properly accounted for due to insufficient documentation of historical positions. To remediate this material weakness, Primus is implementing several changes that will be described in the Primus 2010 Form 10-K planned to be filed shortly. Even though a material weakness exists, we believe that, to the best of our knowledge, our previously filed financial statements (as amended) fairly present in all material respects our financial condition and results of operations in conformity with U.S. GAAP.

Balance Sheet, Liquidity and Capital Resources

Primus ended the fourth quarter 2010 with $41.5 million in unrestricted cash and cash equivalents, down from $49.6 million at September 30, 2010. Cash was generated during the quarter in the following amounts: $20.1 million of Adjusted EBITDA, and $4.7 million from the sale of assets and the disposition of the European retail operations, offset by the usage of $9.3 million for capital expenditures, $3.8 million for working capital, $2.0 million from currency movements, $0.6 million for taxes and $17.2 million for interest payments on debt.

The principal amount of Primus’ long-term debt obligations as of December 31, 2010 was $245.7 million down from $259.5 million as of December 31, 2009.

The Company will evaluate and determine on a continuing basis the most efficient use of the Company’s capital and resources, including investment in the Company’s network, systems and product initiatives and to strengthen its balance sheet through debt repurchase or redemption or other means. In connection with those efforts, the Company regularly evaluates its capital structure and refinancing alternatives, including possible debt and equity financings.

Free Cash Flow excluding interest payments in the fourth quarter 2010 was $7.1 million compared to free cash flow excluding interest payments of $13.3 million in the fourth quarter 2009. Severance costs and deal costs associated with both the European divestitures and the Arbinet acquisition were primary contributors to the decrease in free cash flow over the prior year quarter. Primus defines Free Cash Flow as net cash provided by operating activities less cash used in the purchase of property and equipment.

James C. Keeley, Interim Chief Financial Officer, stated, “In the fourth quarter, Primus’ revenue and adjusted EBITDA, excluding regulatory, deal and severance costs, improved sequentially as we focused on operational execution. Our objectives in 2011 include improving profitability and free cash flow generation as we grow services that are in demand by customers and harvest more mature services. The debt exchange offer that we launched in February is intended to lower our interest burden, and we will continue to evaluate our capital structure and apply our free cash flow and the proceeds of any debt or equity financings or further divestitures toward the transformation of our balance sheet and growing the business.”

Conference Call

The Company will hold a conference call and webcast at 8:30 AM ET. To access the call, please dial 866-305-6438 (toll free) or 706-679-7161 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet with an accompanying slide presentation, which can be accessed via the Investor Relations section of PRIMUS’ web site at www.ptgi.com. The webcast and slide presentation will be available for replay for 90 days at www.ptgi.com.

A telephonic replay of this conference call will also be available by dialing 800-642-1687 (toll free) or 706-645-9291 (access code: 37524434) from 12:30 PM ET on March 17 until midnight ET on March 24.

About PTGi

PTGi is a leading provider of advanced communication solutions, including, traditional and IP voice, data, mobile services, broadband Internet, collocation, hosting, and outsourced managed services to business and residential customers in the United States, Canada, Australia, and Brazil. PTGi is also one of the leading international wholesale service providers to fixed and mobile network operators worldwide. PTGi owns and operates its own global network of next-generation IP soft switches, media gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centres located in Canada, Australia, and Brazil. Founded in 1994, PTGi is headquartered in McLean, Virginia. For more information, visit http://www.ptgi.com.

Financial Presentation Considerations

Primus adopted the “fresh start” provisions of ASC No. 852 on July 1, 2009, which requires that all assets and liabilities be recorded at their fair value. As a result, amounts reported subsequent to July 1, 2009 may differ materially from the values recorded in prior periods. Accordingly, the Company’s financial statements for all periods subsequent to July 1, 2009 (the “Successor Period”) will not be comparable to periods prior to July 1, 2009 (the “Predecessor Period”).

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures as defined under SEC rules, which include Adjusted EBITDA and Free Cash Flow. Primus has provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our website at www.ptgi.com. Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth with this press release in our Form 8-K scheduled to be filed with the SEC today, March 17, 2011, and available on our website.

Forward-Looking Statements

This document and related verbal statements include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events or developments that Primus expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,”

“reinstate,” “opportunity,” “goal,” “objective,” “exchange,” “growth,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or the negative of such terms or comparable terminology. Risks and uncertainties that could affect forward-looking statements include, but are not limited to, the following: the possibility that the expected synergies from the merger with Arbinet Corporation will not be realized, or will not be realized within the anticipated time period; the risk that Primus’ and Arbinet’s businesses will not be integrated successfully; the possibility of disruption from the Arbinet merger making it more difficult to maintain business and operational relationships; the possible inability to service substantial indebtedness; and the risk factors or uncertainties described from time to time in Primus’ filings with the Securities and Exchange Commission (including, among others, those listed under captions titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Short- and Long-Term Liquidity Considerations and Risks;” “– Special Note Regarding Forward-Looking Statements;” and “Risk Factors” in Primus’ annual report on Form 10-K and quarterly reports on Form 10-Q and under the caption “Risk Factors” in the joint proxy statement/prospectus filed by Primus and Arbinet with the Securities and Exchange Commission on or about January 14, 2011 in connection with the merger) that cover matters and risks including, but not limited to: (a) a continuation or worsening of global recessionary economic conditions, including the effects of such conditions on our customers and our accounts receivables and revenues; (b) the general fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations; (c) the possible inability to delever, lower debt coupon, raise additional capital or refinance indebtedness when needed, or at all, whether due to adverse credit market conditions, our credit profile or otherwise; (d) a continuation or worsening of turbulent or weak financial and capital market conditions; (e) adverse regulatory rulings or changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate and uncertainty regarding the nature and degree of regulation relating to certain services; and (f) the possible unsuccessful implementation of cost reduction efforts. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates. Except as required by law, Primus does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Primus

Richard Ramlall, SVP Corporate Development and Chief Communications Officer

703-748-8050 ir@ptgi.com

Lippert/Heilshorn & Assoc., Inc.

Carolyn Capaccio

212-838-3777

ccapaccio@lhai.com

(tables follow)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Successor			Successor		Predecessor
	Three Months Ended December 31, 2010	Three Months Ended September 30, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Six Months Ended December 31, 2009	Six Months Ended July 1, 2009
NET REVENUE	$189,138	$188,199	$202,574	$764,947	$397,520	$365,245

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	121,803	120,858	132,677	488,612	259,566	236,925
Selling, general and administrative	48,652	51,576	48,091	198,201	95,223	88,585
Depreciation and amortization	15,576	13,641	18,250	65,279	36,990	11,545
(Gain) loss on sale or disposal of assets	375	—	66	196	102	(43)

Total operating expenses	186,406	186,075	199,084	752,288	391,881	337,012

INCOME (LOSS) FROM OPERATIONS	2,732	2,124	3,490	12,659	5,639	28,233
INTEREST EXPENSE	(8,829)	(8,602)	(8,531)	(35,490)	(17,278)	(14,093)
(ACCRETION) AMORTIZATION ON DEBT PREMIUM/DISCOUNT, net	(48)	(46)	(3)	(183)	(3)	189
GAIN (LOSS) ON EARLY EXTINGUISHMENT OR RESTRUCTURING OF DEBT	—	—	(4,146)	164	(4,146)	—
GAIN (LOSS) FROM CONTINGENT VALUE RIGHTS VALUATION	(11,345)	33	1,425	(13,737)	(2,804)	—
INTEREST (INCOME) AND OTHER INCOME (EXPENSE), net	124	254	332	741	492	378
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	6,201	14,006	6,118	16,413	19,566	20,332

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(11,165)	7,769	(1,315)	(19,433)	1,466	35,039
REORGANIZATION ITEMS, net	—	—	(114)	1	(421)	424,825

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(11,165)	7,769	(1,429)	(19,432)	1,045	459,864
INCOME TAX BENEFIT (EXPENSE)	1,794	3,238	8,104	9,085	10,180	(4,074)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(9,371)	11,007	6,675	(10,347)	11,225	455,790
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(4,090)	(5,464)	(1,985)	(11,771)	(4,050)	15,081
GAIN (LOSS) FROM SALE OF DISCONTINUED OPERATIONS, net of tax	3,122	(389)	—	2,926	(110)	251

NET INCOME (LOSS)	(10,339)	5,154	4,690	(19,192)	7,065	471,122
Less: Net (income) loss attributable to the noncontrolling interest	209	(74)	(123)	105	(333)	32

NET INCOME (LOSS) ATTRIBUTABLE TO PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED	$(10,130)	$5,080	$4,567	$(19,087)	$6,732	$471,154

BASIC INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	(0.94)	1.12	0.67	(1.05)	1.13	3.19
Income (loss) from discontinued operations	(0.42)	(0.56)	(0.20)	(1.21)	(0.42)	0.11
Gain (loss) from sale of discontinued operations	0.32	(0.04)	—	0.30	(0.01)	—

Net income (loss) attributable to Primus Telecommunications Group, Incorporated	$(1.04)	$0.52	$0.47	$(1.96)	$0.70	$3.30

DILUTED LOSS PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	(0.94)	1.12	0.66	(1.05)	1.11	2.63
Income (loss) from discontinued operations	(0.42)	(0.56)	(0.20)	(1.21)	(0.41)	0.09
Gain (loss) from sale of discontinued operations	0.32	(0.04)	—	0.30	(0.01)	—

Net income (loss) attributable to Primus Telecommunications Group, Incorporated	$(1.04)	$0.52	$0.46	$(1.96)	$0.69	$2.72

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	9,752	9,743	9,600	9,721	9,600	142,695

DILUTED	9,752	9,743	9,800	9,721	9,800	173,117

AMOUNTS ATTRIBUTABLE TO COMMON SHAREHOLDERS OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
Income (loss) from continuing operations, net of tax	$(9,162)	$10,933	$6,552	$(10,242)	$10,892	$455,822
Income (loss) from discontinued operations	(4,090)	(5,464)	(1,985)	(11,771)	(4,050)	15,081
Gain (loss) from sale of discontinued operations	3,122	(389)	—	2,926	(110)	251

Net income (loss)	$(10,130)	$5,080	$4,567	$(19,087)	$6,732	$471,154

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEET

(in thousands, except share amounts)

(unaudited)

Successor
As of December 31, 2010
Cash and cash equivalents	$41,534
Accounts receivable, net	75,447
Other current assets	17,467
Current assets held for sale	2,787

TOTAL CURRENT ASSETS	137,235

Restricted cash	12,112
Property and equipment, net	138,482
Goodwill	63,731
Other intangible assets, net	147,749
Other assets	16,452

TOTAL ASSETS	$515,761

Accounts payable	$36,204
Accrued interconnection costs	28,668
Deferred revenue	12,891
Accrued expenses and other current liabilities	47,281
Accrued income taxes	8,475
Accrued interest	2,152
Current portion of long-term obligations	1,143
Current liabilities held for sale	4,818

TOTAL CURRENT LIABILITIES	141,632

Non-current portion of long-term obligations	242,748
Deferred Tax Liability	28,746
Contingent Value Rights	19,098
Other liabilities	503

TOTAL LIABILITIES	432,727

Total stockholders’ equity	83,034

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$515,761

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Successor			Successor		Predecessor
	Three Months Ended December 31, 2010	Three Months Ended September 30, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Six Months Ended December 31, 2009	Six Months Ended July 1, 2009
NET INCOME (LOSS) ATTRIBUTABLE TO PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED	$(10,130)	$5,080	$4,567	$(19,087)	$6,732	$471,154
Reorganization items, net	—	—	114	(1)	421	(424,825)
Share-based compensation expense	1,443	(12)	843	1,635	1,151	28
Depreciation and amortization	15,576	13,641	18,250	65,279	36,990	11,545
(Gain) loss on sale or disposal of assets	375	—	66	196	102	(43)
Interest expense	8,829	8,602	8,531	35,490	17,278	14,093
Accretion on debt (premium) discount, net	48	46	3	183	3	(189)
(Gain) loss on early extinguishment or restructuring of debt	—	—	4,146	(164)	4,146	—
Interest and other (income) expense	(124)	(254)	(332)	(741)	(492)	(378)
(Gain) loss from Contingent Value Rights valuation	11,345	(33)	(1,425)	13,737	2,804	—
Foreign currency transaction (gain) loss	(6,201)	(14,006)	(6,118)	(16,413)	(19,566)	(20,332)
Income tax (benefit) expense	(1,794)	(3,238)	(8,104)	(9,085)	(10,180)	4,074
Income (expense) attributable to the non-controlling interest	(209)	74	123	(105)	333	(32)
(Income) loss from discontinued operations, net of tax	4,090	5,464	1,985	11,771	4,050	(15,081)
(Gain) loss from sale of discontinued operations, net of tax	(3,122)	389	—	(2,926)	110	(251)

ADJUSTED EBITDA	$20,126	$15,753	$22,649	$79,769	$43,882	$39,763

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

TO FREE CASH FLOW

(in thousands)

(unaudited)

	Successor			Successor		Predecessor
	Three Months Ended December 31, 2010	Three Months Ended September 30, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Six Months Ended December 31, 2009	Six Months Ended July 1, 2009
NET CASH PROVIDED BY OPERATING ACTIVITIES BEFORE REORGANIZATION ITEMS	$(838)	$20,865	$8,199	$36,621	$19,450	$21,740
Net cash used in purchase of property and equipment	(9,274)	(6,410)	(5,510)	(26,421)	(9,396)	(5,660)

FREE CASH FLOW	$(10,112)	$14,455	$2,689	$10,200	$10,054	$16,080